Exhibit 10.2
EMPLOYMENT AGREEMENT
Clean Diesel Technologies, Inc. — Michael L. Asmussen
     AGREEMENT made as of the date set forth below by and between Michael L. Asmussen, 293 Taunton Road, Fairfield CT 06824 (“Executive”) and Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), having a place of business at Suite 1100, 10 Middle Street, Bridgeport, CT 06604.
     WHEREAS, the Company desires certain services for itself and Executive desires to contract with the Company to perform such services;
     NOW THEREFORE, in consideration of the mutual covenants hereinafter recited, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
          1. Schedules; Definitions. Schedules A and B attached are integral parts of this Agreement and the defined terms in this Agreement have the meanings set out in Schedule B.
          2. Commencement Date; Term: This Agreement, executed as of the date of the last to sign below, shall, nevertheless, be effective on the Commencement Date and shall continue thereafter until terminated by either party as provided below. Notwithstanding the forgoing, however, Executive shall be entitled to reimbursement for those relocation expenses set out in Section 5 of Schedule A and incurred after the date of execution but before the Commencement Date.
          3. Scope of Work; Title; Location: Effective on the Commencement Date, Executive shall be Vice President and Chief Commercial Officer of the Company and of CSI and in such position shall be elected a member of the Board. As Chief Commercial Officer, Executive shall on a Full Time basis direct all of Executive’s efforts towards and be responsible for all sales, marketing and strategic business planning on a Company-wide basis and all sales and marketing personnel of the Company shall ultimately report to Executive. Executive shall also from time to time perform such duties as shall be assigned to Executive by the Chief Executive Officer and the Board. Executive’s place of employment after the Commencement Date shall be the Company’s relocated corporate headquarters at the CSI corporate office facility, 4567 Telephone Rd., Suite 206, Ventura CA 93003.
          4. Compensation: (a) Base Salary. As of the Commencement Date, the Company agrees to cause Executive to be paid for Executive’s services hereunder a Base Salary at the initial rate of Three Hundred Thirty Thousand Dollars ($330,000) per year. Executive shall be paid such amount by the Company in a similar manner and frequency as its payments to its executives generally, but not less often than monthly.
(b) Restricted Shares. The Company, effective upon the Commencement Date, and subject to authorization by the Board, shall issue to Executive under the Company’s Incentive Plan, Forty Thousand (40,000) Shares restricted, however, so that of such Restricted Shares, there may only be sold, assigned, transferred or hypothecated by the Executive, or Executive’s heirs and assigns, Thirteen Thousand Three Hundred Thirty Three (13,333) Shares after the first anniversary of the Commencement Date; Twenty Six Thousand Six Hundred Sixty Six (26,666) Shares after the second anniversary of the

Commencement Date; and Forty Thousand (40,000) Shares after the third anniversary of the Commencement Date; and, provided further, that as a condition for any sale, assignment, transfer or hypothecation of the Restricted Shares, that on each of the foregoing anniversary dates, Executive shall continue to be employed by the Company or an affiliate or subsidiary thereof, unless such employment terminated as a result of Disability or death or “At Will” and not “Just Cause” by the Company. The Certificates evidencing the Restricted Shares shall bear a legend and shall be subject to a stop order with respect to the foregoing restriction. The Executive shall be entitled to vote the Restricted Shares and receive dividends thereon, if any, pending the anniversary dates; provided, however, that such dividends, if any, shall be subject to forfeiture under the above restrictions and shall be held in a suspense account and paid over to Executive within sixty (60) days after the anniversary dates of the Restricted Shares as to which such dividends shall be allocable.
     (c) Annual Cash Bonus. After the Commencement Date and thereafter annually, Executive shall participate in the Company’s annual cash bonus plan with a Target Participation Percentage of Forty Percent (40%) of Executive’s then Base Salary calculated on the basis of such metrics, goals and standards as the Compensation Committee shall determine related to Company and personal performance, subject to the limitation that no cash bonus may exceed Eighty Percent (80%) of the Executive’s then Base Salary, all as approved by the Compensation Committee. Notwithstanding the foregoing, for the first year of participation following the Commencement Date, Executive shall be paid in 2011 when bonuses would customarily be paid, a minimum guaranteed bonus of at least Fifty Percent (50%) of his then Base Salary regardless of performance so long as Executive is then employed by the Company.
     (d) Stock Options. Executive from time to time shall be entitled to participate in stock option or other equity awards under the Company’s Incentive Plan (or any successor equity award or equity participation plan) in the discretion of the Compensation Committee and on terms and conditions similar to those of other executives of the Company.
     (e) Relocation. Executive shall be entitled to the relocation benefits, services, reimbursements and a tax “gross up” as set out on Schedule A to this Agreement in order to facilitate Executive’s household move to the vicinity of the relocated Company headquarters referred to above.
     (f) Corporate Benefits. Executive shall participate also in such other welfare and benefit programs as the Company may customarily extend to its Employees or officers as a class and as to which participation may lawfully be extended to Executive. This Agreement may not be construed to prevent the Company from rescinding any welfare or benefit programs for Executive so long as such rescission applies to Employees or officers, as the case may be, as a class.
     (g) Change of Control Cash Bonus. In the event of a Change of Control after the Commencement Date and not pursuant to the Merger, Executive shall be paid by the Company promptly upon the effectiveness of such Change of Control, a cash bonus equal to Executive’s then Base Salary. For purposes of clarification, Executive shall not be entitled to the cash bonus described above unless he remains employed with the Company through the date of a Change of Control.

          5. Expenses: Executive shall be reimbursed by the Company in accordance with Company policies from time to time in effect for all ordinary and necessary out-of-pocket expenses incurred by Executive in performing Executive’s services hereunder. Such expenses shall be reported from time-to-time by Executive on the Company’s customary forms of expense report and submitted for approval to the Company.
          6. Termination of Employment: (a) Just Cause. The Company may at any time terminate Executive’s employment for Just Cause.
               (b) Disability; Death. The Company may terminate the Executive’s employment at any time upon the Executive’s Disability. This agreement and the Executive’s employment shall immediately terminate upon the Executive’s death.
               (c) At Will. Executive may resign voluntarily (without Good Reason) or the Company may terminate the employment of the Executive (without Just Cause) at any time, At Will.
          7. Compensation After Termination of Employment: (a) If termination of the Executive’s employment is by the Company At Will and without Just Cause, or for Disability or upon Executive’s resignation for Good Reason, the Executive shall, upon execution of a Release, be entitled to Salary and Benefit Continuation for a period of not more than one year ending on the first anniversary of such termination or resignation.
               (b) Upon the Executive’s death, Executive’s estate shall be entitled to receive accrued Base Salary, Corporate Benefits and vacation pay and a pro-rated bonus for the portion of the bonus year that had expired as at the date of death.
               (c) If Executive shall resign At Will, Executive shall give three (3) months advance written notice of the date of resignation. If Executive works through such notice period, Executive shall be entitled to the Executive’s then usual compensation and benefits as an employee during such notice period and after such notice period Executive’s employment shall terminate and Executive shall not be entitled to any further compensation or benefits except accrued Corporate Benefits and vacation pay and thereafter COBRA benefits. If, however, the Company expressly waives Executive’s working through to the end of Executive’s notice period and terminates Executive’s employment prior to the end of the notice period, Executive shall be furnished Salary and Benefit Continuation from the date of termination to the end of the notice period, and thereafter accrued Corporate Benefits, vacation pay and COBRA benefits. If Executive fails to give such notice, Executive’s employment shall terminate and Executive shall be entitled only to accrued Salary, Corporate Benefits and vacation pay as at the date of resignation and COBRA benefits thereafter.
          8. Developments: Developments are or shall become the Company’s property. Executive agrees to disclose promptly to the Company each such Development and, upon the Company’s request and at its expense, Executive will assist the Company, or its designee, in making application for Letters Patent, Trade or Service Marks or Copyrights in any country in the world. Executive further agrees, at no expense to Executive, to execute all papers and do all things which may be necessary or advisable to prosecute such applications, and to transfer to and vest in the Company, or its designee, all the right, title and interest in and to such Developments, and all applications for patents and Letters Patent, Trademarks and Service Marks and Copyrights issued thereon. If for any reason Executive is unable to effectuate a full assignment of any such Development, Executive agrees to transfer to the Company, or its designee, Executive’s transferable rights, whether they be exclusive or non-exclusive, or as a joint inventor or partial owner of the Development. No action or inaction by the Company shall in any event be construed as a waiver or abandonment of its rights to any such Development except an instrument in writing assigned by an authorized official of the Company by which it specifically states it intends to be bound in such respect.
          9. Proprietary Information: Executive will not at any time, either during the term of this Agreement or thereafter, disclose to others, or use for Executive’s own benefit or the benefit of others, any of the Developments or any Proprietary Information. Upon termination of this Agreement or at any other time upon request, Executive will promptly deliver to the Company all Media in Executive’s possession or under Executive’s control, whether prepared by him or others, which contain or relate to Proprietary Information. Executive acknowledges that this material is the sole property of the Company or a subsidiary or an affiliate of the Company.
          10. Subsequent Employment: Following the termination of Employment for any reason, Executive agrees that for a two-year period thereafter, Executive will not recruit, entice, induce or encourage any of the Company’s other Executives or consultants to (i) engage in any activities which would be competitive to the business of the Company or (ii) to engage in any activity which, were it done by Executive, would violate any provision of Executive’s Agreement. For a two-year period after termination of employment and before performing any services for others, as employee or consultant or otherwise, in the actual lines of business in which Executive has performed services for the Company, its subsidiaries or affiliates, Executive will notify the Company of the general nature of the services to be performed and the party for whom they will be performed and Executive will, also, prior to undertaking such service or employment inform the other party of the existence of the covenants in Sections 7, 8 and 9 of this Agreement. Executive admits that breach of Executive’s covenants hereunder regarding the Company’s Proprietary Information is likely to cause serious economic injury to the Company.
          11. Assignment: This Agreement is personal and may not be assigned by either party without the prior written consent of the other party; provided, however, that (i) the acquisition by any person or related group of all or substantially all of the assets or capital stock of the Company or (ii) the transactions contemplated by the Merger, shall not be considered an assignment of this Agreement by the Company.
          12. Continuing Obligations: Termination of Executive’s employment for any reason shall constitute termination of (A) the Company’s obligations under Section 4 of this Agreement (except with respect to compensation as provided above pertaining to the circumstances of termination or as may apply pursuant to Section 4(g)) and (B) the Executive’s obligations under Section 3 of this Agreement. For the avoidance of doubt, the Executive’s covenants set forth in Sections 8, 9 and 10 above shall continue according to their terms following the termination of the Executive’s employment under this Agreement.

          13. Governing Law; Equitable Remedies. This Agreement, the interpretation hereof and the resolution of any and all disputes between the Company and Executive shall be governed by and interpreted under the internal substantive and procedural laws of the State of California without any reference to conflicts of laws rules. In the resolution of any disputes the parties agree to submit to the exclusive jurisdiction of the State or Federal Courts in California and waive any claims of inconvenient forum with respect to that jurisdiction. The parties further agree that any violations of Executive’s covenants set forth in Sections 8, 9 and 10 above may cause irreparable harm to the Company which harm is not capable of accurate determination and for which the remedy of damages may be insufficient. Accordingly, in any proceeding to enforce the Company’s rights under such Sections 8, 9 and 10, the Company may seek, in addition to damages, equitable remedies such as injunctions, temporary injunctions and restraining orders and the parties hereby waive any requirement of bond in any such proceeding or in any appeal from such proceeding.
          14. Entire Agreement. This Agreement expresses the entire agreement of the parties and at the Commencement Date supersedes and revokes any prior memoranda, understandings and writings relating to Executive’s employment by the Company whatsoever, including, after the Commencement Date, the Employment Agreement by and between the Executive and the Company, dated March 20, 2009.
          15. Notices. All notices hereunder shall be in writing and shall be deemed effective upon receipt, if hand delivered, or if sent by facsimile and acknowledged electronically, or by courier and receipted on delivery. Notices by mail shall be deemed received on receipt, if sent first class or priority mail postage prepaid return receipt requested and the sender shall have the signed receipt. Otherwise notices shall be deemed effective five (5) days after transmission. In each case notices shall be transmitted to the address first given above or such other address as may be given by notice as provided herein.
          16. Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and administered so that the payments and benefits set forth herein shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable state tax law. The Executive hereby acknowledges and agrees that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable state income tax laws. Specifically, the parties agree as follows:
          (a) No payment of Salary and Benefit Continuation shall be paid later than the last day of the second taxable year of the Executive following the taxable year of the Executive’s “separation from service” as defined in Treasury Regulation 1.409A-1(h) (“Separation From Service”). To the extent that any payment of Salary and Benefit Continuation constitutes a “deferral of compensation” subject to Code Section 409A (a “409A Payment”), then, (i) in the event that a termination of Executive’s employment does not constitute a Separation From Service, such 409A Payment shall begin at such time as the Executive has otherwise experienced such a Separation from Service, and the date of such Separation from Service shall be deemed to be the date of Executive’s termination of employment for purposes of Section 4(g) hereof, (ii) Salary and Benefit Continuation shall be treated as a right to a series of separate payments as set forth in Treasury Regulation 1.409A-2(b)(2)(iii), and (iii) if on the date of the Executive’s Separation from Service, the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (x) six (6) months after the Executive’s Separation from Service; or (y) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4(g).
          (b) With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company’s policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Code Section 409A (as determined by the Company in its sole discretion), each of the following shall apply: (1) no reimbursement of expenses incurred by Executive during any taxable year shall be made after the last day of the following taxable year of Executive, (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to Executive in any other taxable year, and (3) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
          (c) No tax gross-up payment shall be made later than the end of the calendar year following the calendar year in which the Executive remits the related taxes to the applicable governmental authority.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date last written below.

EXECUTIVE	CLEAN DIESEL TECHNOLOGIES, INC.

/s/ Michael L. Asmussen	/s/ John B. Wynne
Name: Michael L. Asmussen	Name: John B. Wynne
Executive	Title: Vice President
Date: 7/15/10	Date: 7/15/10

/s/ Charles W. Grinnell
Name: Charles W. Grinnell
Title: Vice President
Date: 7/15/10

Schedule A to Employment Agreement between
Michael L. Asmussen and Clean Diesel Technologies, Inc. of July 15, 2010
Relocation:
1. Management. The Company will engage AIReS, a relocation company, to assist in the coordination of the sale of Executive’s Connecticut home (the “CT Home”), relocation to the general Ventura CA area, and the Executive’s purchase of a new home in the general Ventura CA area.
2. Sale of CT Home. The Company agrees to a directed buyout offer, via AIReS, of $1,313,658 on the CT Home. AIReS will commission two written appraisals on that home to determine the appraised value by averaging those appraisals. The portion of the $1,313,658 buyout offer, if any, in excess of the appraised value shall be taxable income to you. AIReS will purchase and resell the CT Home. The Company’s obligation to hold AIReS harmless for any loss or expense in facilitating the sale of the CT Home shall be limited to $75,000. Further price adjustment shall be subject to CFO approval.
3. Incidental Expenses. The Company shall pay the Executive consequent on Executive’s signing a binder or written commitment for the purchase of a specific property to be Executive’s California Home (the “CA Home”), the amount of $20,000 on account of incidental expenses for which the Executive need not account.
4. Closing Costs. The following costs incidental to the closing of the sale of the CT and CA Homes, as indicated, shall be reimbursed by the Company to the Executive: a) attorney’s fees and disbursements for both Homes, b) brokerage commissions for the CT Home, c) title insurance premiums for the CA Home, if required, and d) loan origination, appraisal and other incidental mortgage costs, but not mortgage points, for the CA Home.
5. House Hunting Trips. The Executive shall be reimbursed for the costs incurred for up to three (3) house hunting trips for Executive and Executive’s spouse, including airfare, lodging, car rentals and meals.
6. Moving Costs. The Company shall reimburse Executive for the costs of packing and shipping all Executive’s household goods to the CA Home, including 90 days of storage if necessary and also the incidental costs of large or specially packed items such as a pool table, audio-visual equipment and automobiles, and also the travel costs, including air fare, for Executive and all members of Executive’s family incidental to the move to the CA Home.
7. Temporary Housing. The Company shall reimburse Executive for up to sixty (60) days of temporary housing for Executive and Executive’s family required for this relocation.
8. Tax Gross Up. The Company shall reimburse Executive for the amount of additional Federal and applicable state income taxes (allocable to one state only) that Executive shall incur on account of the payments to Executive as described in this Schedule A over the amount, at Executive’s marginal rates, that Executive would have had to pay absent such payments, as evidenced by signed copies of Executive’s relevant Federal and State income tax returns that Executive agrees to furnish to our independent accountant for verification.

9. Repayment of Relocation Expenses. All of the above relocation expenses actually paid by the Company shall be totaled and prorated and amortized over a twenty four (24) month period commencing on the Commencement Date and, if Executive should resign from the Company At Will and for reasons other than Disability or Good Reason or shall be terminated by the Company for Just Cause prior to the end of such twenty four (24) month period, Executive shall repay to the Company any unamortized amount of such relocation expenses.
10. Expenses and Expense Reports. For reimbursement Executive shall submit to the Company expense reports claiming reimbursement, stating the nature and amounts of the expenses claimed together with supporting documentation.
11. No Loans. The Company shall on no account loan, advance or extend credit to Executive for purposes of relocation or for any other purpose.

Schedule B to Employment Agreement between
Michael L. Asmussen and Clean Diesel Technologies, Inc. of July 15, 2010
Definitions:
          “At Will” shall mean termination of the Executive’s employment whether affirmatively by the Company or by the Executive’s resignation but for reasons other than Just Cause, Good Reason, Disability or Death.
          “Board” shall mean the persons from time to time duly elected and acting as directors of the Company.
          “Change of Control” shall mean the first to occur of any of the following:
          (A) an acquisition by any individual, entity or group (a “Person) (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Securities and Exchange Commission Rule 13d-3 under the Exchange Act) of Fifty One Percent (51%) or more of the Shares and other voting securities, if any, of the Company, including any acquisition or merger, but excluding, (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company or a subsidiary of the Company unless such acquisition is of an entity by the Company or a subsidiary of the Company wherein securities of the Company are distributed to the stockholders of such entity, (iii) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any entity controlled by the Company, or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (ii) of subsection (C) below);
          (B) a change in the composition of the Board during any twelve-month period, such that the individuals who were Continuing Directors as of the beginning of such twelve-month period do not constitute a majority of the Board;
          (C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding, however, any Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and other voting securities, if any, of the Company immediately prior to a Corporate Transaction will beneficially own, directly or indirectly, more than Fifty One Percent (51%), of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from a Corporate Transaction (including, without limitation, a corporation which as a result of a Corporate Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, of the outstanding Shares or other voting securities, if any, of the Company, as the case may be, (ii) no Person (other than the Company, any employee benefit Plan or related trust of the Company or such corporation resulting from any such Corporate Transaction) will beneficially own, directly or indirectly, Twenty Percent (20%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to any such transaction; and (iii) individuals who were Continuing Directors prior to such transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; and
          (D) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          “Commencement Date” shall mean the effective time of the Merger.
          “Compensation Committee” shall mean the Compensation and Nominating Committee of the Board.
          “Continuing Directors” shall mean (i) individuals who are as of the first Board meeting after the Commencement Date directors of the Company; (ii) individuals elected as directors of the Company subsequent to the first Board meeting after the Commencement Date for whose election proxies shall have been solicited by the Board; and (iii) any individuals elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships.
          “Good Reason” shall mean:
     (A) any of (1) Executive shall have had his responsibilities and authority as described herein materially diminished except in the event of a termination for Just Cause or due to Death, Disability or resignation At Will and not for Good Reason, (2) Executive shall have had his Base Salary or Annual Cash Bonus Participation Percentage involuntarily reduced, (3) the Executive shall no longer report directly to the Chief Executive Officer of the Company, (4) the Executive shall no longer be an officer of the Company (or of a successor to the Company), (5) the Executive shall not with respect to any annual meeting of the Company be included as a nominee for election as a director of the Company in proxy materials solicited by the Board and (6) there shall be a material change in the geographic location where the Executive must perform services which for this purpose shall mean a location beyond a twenty-five mile radius of the Executive’s then principal place of employment.
     (B) Notwithstanding the foregoing, a termination of Employment by the Executive for Good Reason shall not occur unless (1) the Executive provides written notice to the Company of the existence of the condition(s) described in sub-sections (A) (1) to (6) above within sixty (60) days following the initial occurrence of a condition described in sub-sections (A) (1) to (6) above (the “Cure Notice”) and within thirty (30) days of the Cure Notice the Company shall have the opportunity to cure such condition(s), (2) the Executive provides thirty (30) days prior notice of his termination of employment by resignation (which notice may be included in the Cure Notice) and (3) the Executive’s termination of employment consequent upon the Executive’s resignation occurs within six

(6) months following the initial occurrence of the condition(s) described in sub-sections (A) (1) to (6) above.
“Disability” shall mean a determination by the Board in its sole discretion that, as a result of physical or mental disability or impairment Executive has for a period of six months been substantially absent from Executive’s customary place of work or unable to perform Executive’s customary duties.
          “Discoveries” shall mean all patentable and unpatentable inventions, discoveries and ideas that are made or conceived or reduced to practice by Executive during the term of Executive’s employment, and which are based upon or arise out of Executive’s services hereunder.
          “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
          “Full time” shall mean no outside business activities without the Company’s prior consent.
          “Just Cause” shall mean, as determined by the Board in its sole discretion, conviction of Executive under, or a plea of guilty or no contest by the Executive to, any charge which would constitute a felony under the laws of California, regardless of jurisdiction; any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company regardless of the amount involved; any instance of material disloyalty, or disparagement of the Company to an outside party; any instance of material insubordination to the Chief Executive Officer or the Board, failure or refusal to follow the reasonable instructions of the Chief Executive Officer or the Board or reasonable policies, standards and regulations of the Company; inadequate or unsatisfactory performance of Executive’s duties and responsibilities evidenced by Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of Executive’s employment with the Company; any instance of substance abuse of a controlled substance or, otherwise, a pattern of substance abuse which limits Executive’s performance of Executive’s duties; Executive’s material breach of this Agreement.
          “Media” shall mean all keys, notes, memoranda, notebooks, computers, computer disks or drives, drawings, designs, three dimensional figures, photographs, layouts, diagrams, records, reports, files and other documents and all copies or reproductions of such materials incorporating or relating to Proprietary Information.
          “Merger” shall mean the transactions contemplated by the merger of Catalytic Solutions, Inc. (“CSI”) into CDTI Merger Sub, Inc., as provided in Section 1.1 of that certain Agreement and Plan of Merger, dated as of May 13, 2010 among CSI, Merger Sub and the Company.
          “Proprietary Information” shall mean confidential, proprietary or secret information owned, possessed or used by the Company or any of its subsidiaries or affiliates, which, by way of illustration, but not limitation, includes inventions, invention disclosures, patent applications, devices, structures, machines, data, know-how, business opportunities, marketing plans, forecasts, unpublished financial statements, budgets, licenses and information concerning prices, costs, personnel, customers and suppliers, excluding, however, any Proprietary Information which: (a) is or becomes generally known to the public through no action on the part of the Executive or (b) is generally disclosed to third parties by the Company or any of its subsidiaries or affiliates without restriction on such third parties.
          “Release” shall mean a general mutual release between Executive and the Company containing a mutual non-disparagement clause and mutually agreed to by both parties.
          “Salary and Benefit Continuation” shall mean the Company shall continue the Executive’s Base Salary then in effect (in accordance with its standard payroll policies and practices), Corporate Benefits, except participation in the Company’s 401k Plan or any other plan in which participation is limited to active employees, and in the amount and form then enjoyed by the Executive and other employees and officers as a class, and a pro-rated bonus for the portion of the bonus year that had expired as at the date Executive’s employment terminated, offset, nevertheless, by any income from personal services earned by the Executive, if any, from sources other than the Company for a period of time as otherwise specifically stated herein, and shall include, if necessary, COBRA reimbursement to Executive where continued participation in the Company health plan is not permitted.
          “Shares” shall mean shares of the Company’s Common Stock, par $0.01.